Exhibit 99.1

Response Biomedical Corp. Announces Expansion of U.S. Distribution for RAMP® Cardiovascular Products

Vancouver, British Columbia, January 3, 2013 – Response Biomedical Corp. (TSX: RBM, OTCBB: RPBIF) today announced that it has entered into a distribution agreement with Laboratory Supply Company, Inc. (LABSCO), a leading distributor of innovative diagnostic technologies and laboratory products to hospitals, physician office laboratories and alternate healthcare settings with principal offices in Louisville, KY, USA to distribute its Cardiovascular portfolio of RAMP® products in the U.S. exclusively to hospitals with less than 150 beds.

The U.S. Point of Care Testing (POCT) market is projected to be approximately $3.1B in 2013,   representing the second largest In Vitro Diagnostic (IVD) category in the U.S.  It is expected to continue to grow at 7.0% per year over the next several years1.

The distribution agreement was entered into between Response Biomedical’s newly formed, wholly owned U.S. subsidiary Response Point of Care Inc. and LABSCO for an initial term of three years and is renewable annually thereafter upon mutual agreement. LABSCO will initially market Response’s cardiovascular POC test panels on the RAMP® Reader in all settings and on the RAMP® 200 reader in laboratory settings. Response will continue to market the cardiovascular POC test panel on both the RAMP® 200 reader and RAMP® Reader outside the US, and the RAMP® Flu A+B Assay and RAMP® RSV Assay on the RAMP® 200 reader globally where approved for sale by relevant regulatory authorities.

“This is a very important agreement for Response as it marks a significant step into the U.S. market for POCT in the cardiovascular arena which is one of the largest markets in the world.  The RAMP® technology has been extremely well-received globally and we look forward to expanding this acceptance to U.S. based hospitals and laboratories. We believe that LABSCO has the experience and reputation to maximize our efforts to gain traction and to help us penetrate a market that we believe will greatly enhance our growth in the near term and beyond,” commented Tim Shannon, Senior Vice President of World Wide Sales and Marketing for Response Biomedical Corp.

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 Reader has innovative design features, including the multi-port capability to run up to 12 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on the proprietary RAMP® technology can be found at www.responsebio.com.

1 Trimark Publications, April 2011 Volume:  TMRPOC11-0401

“Our new agreement with Response Biomedical is very exciting. LABSCO is in a strong strategic position to reach out to hospitals of under 150 beds, regional reference labs and physician labs on behalf of our important new partner," says Hank Struik, Chairman and Chief Executive Officer of LABSCO.  "With our team of laboratory experts and specialists, we look forward to advancing the representation of Response Biomedical's cardiac markers in an ever-changing, competitive market.”

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack, congestive heart failure, Influenza A+B and RSV through our commercial partners and distributors.

In the non-clinical market, RAMP® tests are currently provided for the environmental detection of West Nile Virus and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

The Company has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About LABSCO
Founded in 1972, LABSCO is the largest privately held distributor of clinical laboratory products in the United States. LABSCO is known for its expertise in clinical laboratory science, technology and service, and is a full line distributor of diagnostic systems and laboratory supplies to the physician office laboratory (POL) and other alternate care settings. For additional information, please visit the company's website at www.labsco.com. In early 2011, LABSCO was acquired by Frazier Healthcare, a leading provider of growth equity and venture capital to high growth and emerging health care companies.  For more information, please visit the company’s website at www.frazierhealthcare.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp.  Examples of forward-looking statements in this press release include statements regarding the U.S. POCT market’s growth over the next several years, the expansion of the RAMP® technology into U.S. based hospitals and laboratories and the impact that it will have on the Company’s growth in the near term and beyond. These statements are only predictions based on the Company’s current expectations and projections about future events.  Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers are cautioned not to place undue reliance on forward-looking statements included in this news release, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements.  Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in the Company’s filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our amended annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement.  Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
ir@responsebio.com